UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 14, 2015

REDSTONE LITERARY AGENTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55049	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3250 Oakland Hills Court, Fairfield, CA  94534
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code: 707.208.6368

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided under Item 2.03 is responsive to the information required by this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 14 2015, we entered into a private placement subscription agreement with, and issued an unsecured convertible note (the “Note”) in the principal amount of $73,825 (the “Principal Amount”) to, one subscriber. Prior to issuance of the note, we were indebted to the subscriber with respect to: (i) a loan in the principal amount of $10,000 made to us by the subscriber pursuant to the terms of a loan agreement dated August 28, 2014, and accrued interest thereon of $1,956, for a total amount outstanding of $11,956, and (ii) a loan in the principal amount of $20,000 made to us by the subscriber pursuant to the terms of a loan agreement dated February 26, 2015, and accrued interest thereon of $1,869, for a total amount outstanding of $21,869, for total indebtedness in the amount of $33,825 (the “Outstanding Debt”). The purchase price of the Note was paid by (i) settlement of the Outstanding Debt, and (ii) the payment of an additional $40,000 to us by the subscriber.

The Note will mature five (5) years from the date of issuance and will bear interest at the rate of 18% interest per annum, compounded annually. The Principal Amount, plus any interest accrued thereon, may be converted into shares of common stock of our company at a conversion price of $0.03 per share.

Item 3.02 Unregistered Sales of Equity Securities.

On September 14, 2015, we issued the Note to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction in which we relied on the exemptions from the registration requirements provided for in Regulation S and/or Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1  Private Placement Subscription Agreement with Oceanside Strategies Inc. dated August September 14, 2015

10.2 18% Unsecured Convertible Note with Oceanside Strategies Inc. dated September 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDSTONE LITERARY AGENTS, INC.

/s/ James P. Geiskopf
James P. Geiskopf
President, Secretary, Treasurer and Director

September 15, 2015